     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENEMENT OF "CLARION VALUE FUND MASTER, LLC", CHANGING ITS NAME FROM "CLARION VALUE FUND MASTER, LLC" TO "TORCHLIGHT VALUE FUND MASTER, LLC", FILED IN THIS OFFICE ON THE TWENTY—FIRST DAY OF JULY, A.D. 2010, AT 2:04 O'CLOCK P.M.

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

CLARION VALUE FUND MASTER, LLC

The undersigned, being duly authorized to execute and file this Certificate of Amendment to the Certificate of Formation of Clarion Value Fund Master, LLC (the “Company”), does hereby certify as follows:

     1. The Certificate of Formation of the Company is hereby amended by striking out the first article thereof and by substituting in lieu of said first article the following:

     “1. Name. The name of the limited liability company formed hereby is TORCHLIGHT VALUE FUND MASTER, LLC.”

     2. Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, this amendment shall become effective on July 2lst, 2010.

Executed on July 21, 2010

Clarion Value Fund Master, TLC

By:	/s/ Nathan J. Greene
Nathan J. Greene
Authorized Person